    As Filed With the Securities and Exchange Commission on December 3, 2001
                                                   Registration No. 333-68554


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1

                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                            MICRO THERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)

                        DELAWARE                                                  33-0569235
(State or other jurisdiction of incorporation or organization)         (I.R.S. Employer Identification No.)


                      2 GOODYEAR, IRVINE, CALIFORNIA 92618
                                 (949) 837-3700

   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                             ----------------------

                                    JOHN RUSH
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            MICRO THERAPEUTICS, INC.
                                   2 GOODYEAR
                            IRVINE, CALIFORNIA 92618
                                 (949) 837-3700
(Name, address, including zip code, and telephone number, including area code of agent for service)

                                    Copy to:
                              BRUCE FEUCHTER, ESQ.,
                        STRADLING YOCCA CARLSON & RAUTH,
                           A PROFESSIONAL CORPORATION
                            660 NEWPORT CENTER DRIVE
                         NEWPORT BEACH, CALIFORNIA 92660

        Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                                Dated December 3, 2001



                            MICRO THERAPEUTICS, INC.

                        10,106,148 SHARES OF COMMON STOCK
                               ($0.001 PAR VALUE)

                               ------------------


        This prospectus relates to the offer and sale from time to time of up to 10,106,148 shares of our common stock which are held by Micro Investment, LLC for its own benefit or by donees, transferees, pledgees or other successors in interest of Micro Investment that receive such shares as a gift or other non-sale related transfer. The shares of our common stock offered pursuant to this prospectus were originally issued to Micro Investment in connection with private placements of our shares to Micro Investment pursuant to a stock purchase agreement we entered into with Micro Investment.

        The prices at which Micro Investment may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. Micro Investment will bear all selling and other expenses.

        Our common stock is traded on The Nasdaq National Market under the symbol "MTIX." On November 29, 2001, the last reported sale price of our common stock was $5.65 per share.

   SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT THE RISKS YOU SHOULD
          CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.


                               ------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT CONTAINING THIS PROSPECTUS, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               ------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------


                The date of this prospectus is December 3, 2001.

                                TABLE OF CONTENTS


                                                                                          PAGE
About Micro Therapeutics..................................................................  3
Forward-Looking Statements................................................................  4
Risk Factors..............................................................................  5
Use of Proceeds........................................................................... 14
Selling Stockholder....................................................................... 15
Plan of Distribution...................................................................... 17
Legal Matters............................................................................. 17
Experts................................................................................... 17
Recent Developments....................................................................... 17
Where You Can Find Additional Information................................................. 20
Incorporation by Reference................................................................ 20
Indemnification of Officers and Directors................................................. 21

                         ABOUT MICRO THERAPEUTICS, INC.


        Micro Therapeutics, Inc. develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of diseases of the blood vessels. We focus our efforts in two underserved markets: (1) the treatment of blood vessel disorders of the brain, known as neuro vascular disorders, that are associated with stroke; and (2) the treatment of blood vessel disorders throughout the rest of the body, known as peripheral vascular disorders.

        Our objective is to provide physicians with new interventional treatment alternatives which improve outcomes, reduce costs, shorten procedure times, reduce drug usage and allow access to difficult-to-reach locations in the body. We currently market more than 130 products for the treatment of neuro and peripheral vascular disorders.

        We believe that the leading complication of neuro vascular disorders is stroke, which arises from a shortage of blood flow to critical areas of the brain. This shortage of blood flow is generally caused by two types of neuro vascular disorders: (1) an occlusion, or blockage, of blood vessels, which prevents blood from reaching the brain, and (2) a rupture of blood vessels that does not permit enough blood to reach the brain. Our products and products under development with respect to neuro vascular disorders are designed to address the potential rupture of blood vessels in the brain.

        There are two primary types of neuro vascular malformations, or defects, that can result in a rupture of blood vessels in the brain: (1) aneurysms, which are balloon-shaped structures which form at a weak point in a vessel wall and fill with blood, typically grow over time and are prone to rupture, and (2) arteriovenous malformations, or AVMs, which are networks of blood vessels that directly connect arteries to veins, without allowing blood to flow through capillary vessels. Blood, at the relatively higher pressure carried by the arteries, directly flows into the veins, making these vessels prone to rupture.

        The centerpiece of our product line to address these neuro vascular defects is our proprietary liquid embolic material, Onyx(R). Embolic materials are those that stop blood flow. Onyx primarily consists of a polymer, or plastic, and a solvent which allows the polymer to exist in a liquid state outside the body. Onyx is delivered interventionally, or through blood vessels, to the location of the vascular defect through micro catheters, tiny tubes that are inserted through, and navigated within, blood vessels. Onyx is injected into the vascular defect, with the objective of completely filling the defect, and transforms into a solid polymer cast, thereby embolizing, or preventing blood from flowing into, the defect. Onyx offers a unique form, fill and seal approach to the interventional treatment of neuro vascular defects associated with ruptures of vessels leading to stroke.

        In addition to micro catheters, we also manufacture and sell a range of guidewires, which provide the "track" within the blood vessel along which the micro catheter travels, and balloon catheters, which, when inflated inside a blood vessel, control blood flow during a procedure. We believe that the neuro vascular market, and, in particular, the market for the interventional treatment of brain aneurysms, represents the largest potential market for our existing products and products currently under development.

        We received FDA approval in March 2001 to begin a pivotal clinical trial in the United States for the use of Onyx in treating brain aneurysms, and we received FDA approval in April 2001 to begin a pivotal clinical trial in the United States for the use of Onyx in treating brain AVMs. Our micro catheters, guidewires and balloons have all received regulatory marketing clearance in the

United States. We believe that we will be able to complete patient enrollment for both of these trials in mid-2002, and file the required applications for FDA approval by the end of 2002, although there is no assurance that we will be able to complete either of these trials successfully.

        In Europe we have received regulatory approvals to market Onyx for use in treating brain aneurysms and AVMs. Our existing guidewires, micro catheters and balloons have also received regulatory marketing approvals.

        - Our products with respect to blood vessel disorders throughout the rest of the body, or peripheral vascular disorders, designed for less invasive treatment of blood clots, include catheters, micro catheters and infusion wires, all forms of tubes that are inserted into and navigated within blood vessels, that enable the delivery of chemicals, known as thrombolytic agents, to dissolve blood clots in arteries, veins and hemodialysis access grafts, which are blood vessel grafts used as the access site for dialysis needles in kidney dialysis patients and which are prone to clotting. Also included in our line of products to address peripheral vascular disorders is a thrombolytic brush, a catheter with a rotating brush on the end which is used to disrupt and dissolve blood clots through the mechanical mixing of the clot with a drug, known as a thrombolytic drug. Our line of peripheral vascular products is our oldest product line, and we believe it will continue to provide significant revenues, although we believe that its potential is not as large as that of the neuro vascular market.

        - Our existing peripheral vascular products have received regulatory marketing approvals in the United States, Europe, Japan and other countries.

        We market our products in the United States through our direct sales force, and in Japan under a distribution agreement with Century Medical, Inc. In Europe, our neuro vascular products have been distributed by Guidant Corporation, and will continue to be distributed by Guidant through December 31, 2001. Beginning January 1, 2002, our neuro vascular products will be marketed by EV3 International. More information about the termination of our agreement with Guidant and the new arrangements with EV3 International can be found in the section entitled "Recent Developments."


        More comprehensive information about us and our products is available through our worldwide web site at www.microtherapeutics.com. The information on our website is not incorporated by reference into this prospectus. Our executive offices are located at 2 Goodyear, Irvine, California 92618, and our telephone number is (949) 837-3700.

                           FORWARD-LOOKING STATEMENTS

        Some of the information included herein contains forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of, estimates made by and information currently available to, our management and are subject to certain risks, uncertainties and assumptions. Any statements contained herein (including, without limitation, statements to the effect that Micro Therapeutics or our management "may," "will," "expects," "anticipates," "estimates," "continues," "plans," "believes," or "projects," or statements concerning "potential" or "opportunity," any variations thereof, comparable terminology or the negative thereof) that are not statements of historical fact should be construed as forward-looking statements. Our actual results may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impaired by risks including, but not limited to the following:

        -   our ability to successfully bring our products to market;

        -   market acceptance of our product;

        -   our ability to compete;

        -   our dependence on third party suppliers and manufacturers;

        -   our limited marketing and distribution experience;

        -   the market opportunity for our products;

        -   our ability to obtain and maintain required regulatory approvals;

        - our ability to protect and defend our patents and proprietary technology; and

        - the ability of our customers to obtain third-party reimbursement for procedures involving our products.


        Because of these and other factors that may affect our operating results, past performance should not be considered as an indicator of future performance and investors should not use historical results to anticipate results or trends in the future. We assume no obligation to update such forward-looking statements or to update the reasons actual results could differ materially from those anticipated in such forward-looking statements. You should carefully review the risk factors described in this prospectus, beginning on page 5.


                                  RISK FACTORS


        In evaluating an investment in our common stock, you should carefully consider the following risk factors and other information contained in or incorporated by reference into this prospectus. Some information in this prospectus may contain "forward looking" statements that discuss future expectations of our financial condition and results of operations. The risk factors noted in this section could cause our actual results to differ materially from those contained in any forward-looking statements.

MANY OF OUR PRODUCTS ARE IN DEVELOPMENTAL STAGES AND MAY NOT SUCCESSFULLY COME TO MARKET, WHICH COULD HARM OUR SALES AND REVENUES.


        We have only recently introduced a number of products commercially, and several of our products, including extensions of existing products, are in the early stage of development. Some of our products have only recently entered clinical trials and others have not yet done so. Our ability to market these products will depend upon a number of factors, including our ability to demonstrate the safety and efficacy of our products in the clinical setting. Our products may not be found to be safe and effective in clinical trials and may not ultimately be cleared for marketing by U.S. or foreign regulatory authorities. Our failure to develop safe and effective products which are approved for sale on a timely basis would have a negative impact on our business.

OUR PRODUCTS MAY NOT BE ACCEPTED BY THE MARKET, WHICH COULD HARM OUR SALES AND REVENUES.

        Even if we are successful in developing safe and effective products that have received marketing clearance, our products may not gain market acceptance. In order for Onyx or any of our other products to be accepted, we must address the needs of potential customers. The target customers for our products are doctors who use X-rays and radioactive substances in the diagnosis and treatment of diseases, or radiologists. Specifically, we target two types of radiologists:
(1) neuro interventional radiologists, who specialize in the minimally invasive treatment of neuro vascular disorders, and (2) interventional radiologists, who specialize in minimally invasive treatment of peripheral vascular disorders. However, even if our products are accepted by these targeted customers, this acceptance may not translate into sales. Additionally, our market share for our existing products may not grow, and our products which have yet to be introduced may not be accepted in the market.

NEW PRODUCTS AND TECHNOLOGIES IN THE MARKET COULD CREATE ADDITIONAL COMPETITION, WHICH MAY REDUCE THE DEMAND FOR OUR PRODUCTS.


        The markets in which we compete involve rapidly changing technologies and new product introductions and enhancements. We must enhance and expand the utility of our products, and develop and introduce innovative new products that gain market acceptance. New technologies, products or drug therapies developed by others could reduce the demand for our products. We may encounter technical problems in connection with our own product development that could delay introduction of new products or product enhancements. While we maintain research and development programs to continually improve our product offerings, which include adding interventional devices, our efforts may not be successful, and other companies could develop and commercialize products based on new technologies that are superior to our products either in performance or cost-effectiveness.


WE FACE INTENSE COMPETITION FROM MANY LARGE COMPANIES, WHICH MAY REDUCE THE DEMAND FOR OUR PRODUCTS.


        The medical technology industry is intensely competitive. Our products compete with other medical devices, surgical procedures and pharmaceutical products. A number of the companies in the medical technology industry, including manufacturers of neurovascular and peripheral vascular products, have substantially greater capital resources, larger customer bases, broader product lines, greater marketing and management resources, larger research and development staffs and larger facilities than ours. These competitors have developed and may continue to develop products that are competitive with ours. They may develop and market technologies and products that are more readily accepted than ours. Their products could make our technology and products obsolete or noncompetitive. Although we believe that our products may offer certain advantages over our competitors' currently-marketed products, companies entering the market early often obtain and maintain significant market share relative to those entering the market later. While we have designed our products to be cost effective and more efficient than competing technologies, we might not be able to provide better methods or products at comparable or lower costs.

        We also compete with other manufacturers of medical devices for clinical sites to conduct human trials. If we are not able to locate such clinical sites on a timely basis, it could hamper our ability to conduct trials of our products, which may be necessary to obtain required regulatory clearance or approval.

ONE OF OUR STOCKHOLDERS HOLDS A MAJORITY OF OUR COMMON STOCK, WHICH ENABLES IT TO CONTROL OUR BOARD OF DIRECTORS AND CAUSE OR PREVENT SIGNIFICANT TRANSACTIONS.

        One of our stockholders, Micro Investment, immediately prior to this offering, beneficially owns approximately 50% of our outstanding common stock. Micro Investment will be able to exercise voting control over us for the foreseeable future and will be able to elect the entire Board of Directors, set dividend policy and otherwise generally determine our management. Currently, a majority of our Board of Directors was appointed by Micro Investment. This control by Micro Investment could prevent, or make more difficult, a sale of Micro Therapeutics that is not on terms acceptable to Micro Investment. In addition, this control would allow Micro Investment to prevent, or alternatively, to cause to occur, significant corporate transactions. See the section entitled "Selling Stockholder."


WE HAVE A LIMITED OPERATING HISTORY, DURING WHICH TIME WE HAVE NOT BEEN PROFITABLE.


        We were incorporated in 1993. To date, our business has generated limited product sales. From our inception through September 30, 2001, we incurred cumulative losses of approximately $67 million. We expect additional losses as we expand our research and development, clinical, regulatory, manufacturing and marketing efforts. We may not achieve significant sales of our products or become profitable. We could encounter substantial delays and unexpected expenses related to the introduction of our current and future products, or our research and development, clinical, regulatory, manufacturing and marketing efforts. Such delays or expenses could reduce revenues, increase operating losses and have a negative effect on our business.

WE DEPEND ON PATENTS AND PROPRIETARY TECHNOLOGY, TO PROTECT OUR INTELLECTUAL PROPERTY AND OUR BUSINESS.


        Our success will depend in part on our ability to:

        -   obtain and maintain patent protection for our products;

        -   preserve our trade secrets; and

        -   operate without infringing the proprietary rights of others.


        The patent position of a medical device company may involve complex legal and factual issues. As of November 15, 2001, we held 55 issued U.S. patents and 4 issued foreign patents, and have 38 U.S. and 54 foreign patent applications pending. Our issued U.S. patents cover technology underlying our neuro vascular products, such as Onyx and micro catheters, and our peripheral vascular products, such as the thrombolytic brush. The expiration dates of these patents range from 2009 to 2021. The pending claims cover additional aspects of our neuro vascular and peripheral vascular product lines. Each product area we are pursuing is covered by at least three issued patents and, in most instances, several pending patents. One of the patents we use is currently licensed by us from Andrew Cragg, M.D. There is no guarantee that issued patents will provide us significant proprietary protection, that pending patents will be issued, or that products incorporating the technology in issued patents or pending applications will be free of challenge from competitors. It is possible that patents belonging to competitors will require us to alter our technology and products, pay licensing fees or cease to market or develop our current or future technology and products. We also rely on trade secrets to protect our proprietary technology, and it is possible that others will independently develop or otherwise acquire equivalent technology or that we will be unable to maintain our technology as trade secrets. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. If we fail to protect our intellectual property rights, there could be a negative impact on our business.

        There has been extensive litigation in the medical device industry regarding patents and other intellectual property rights. It is possible that infringement, invalidity, right to use or ownership claims could be asserted against us in the future. Although patent and intellectual property disputes in the medical device industry have often been settled through licensing or similar arrangements, these arrangements can be costly and there can be no assurance that necessary licenses would be available to us on satisfactory terms or at all under such circumstances. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business. In addition, if we decide to litigate such claims, it would be expensive and time consuming and could divert our management's attention from other matters and could negatively impact our business regardless of the outcome of the litigation.


WE HAVE LIMITED MARKETING AND DISTRIBUTION EXPERIENCE IN THE U.S. AND EUROPE AND OUR EXPERIENCE IN WORKING WITH THIRD-PARTY DISTRIBUTORS IS LIMITED.

        In August 1998, we executed a distribution agreement with Abbott Laboratories to provide for distribution of our peripheral vascular blood clot therapy products in the United States and Canada, and we entered into a new agreement with Abbott in June 2000. In September 1998, we executed a distribution agreement with Century Medical, Inc. to provide for distribution of all our products in Japan. We did not enjoy meaningful revenues under the agreement with Century until the second quarter of 1999, following initial marketing clearance for certain of our products. There is no guarantee that Abbott or Century will be able to successfully market or distribute our products.

        In November 1997, we executed a distribution agreement with Guidant Corporation to provide for the distribution of our neuro vascular product in Europe, and, in August 1998, expanded the agreement to provide for the distribution of our peripheral embolization applications of Onyx. On September 14, 2001, Micro Therapeutics and Guidant Corporation signed an agreement to terminate the distribution agreement and Guidant's European distributorship of our products on December 31, 2001. Also, on November 16, 2001, we signed an agreement with EV3 International, Inc. Under the terms of the agreement, EV3 International will provide product promotion, inventory management, accounting, invoicing, collection and administrative services in certain countries outside the U.S. and Canada where we have no existing third-party distributor for our products, and distributor management services in certain countries outside the U.S. and Canada where we have an existing third-party distributor for our products. All the countries currently included in the territory covered by our distribution agreement with Guidant are included in our agreement with EV3 International. EV3 International is a newly-formed company, and is assembling the resources needed to provide the services to us called for by the agreement. There is no guarantee that EV3 International will be successful in completing its formation on a timely basis, or that it will be successful in providing the services to us called for in the agreement. Stockholders owning a majority of the common stock of EV3 International are members of Micro Investment, our majority stockholder.

        Our sales force in the United States consists of six individuals, four of whom joined Micro Therapeutics in the third quarter of 2000. There is competition for sales personnel experienced in interventional medical device sales, and there can be no assurance we will be able to successfully respond to this competition and attract, motivate and retain qualified sales personnel. We believe we will need to continue to expand our third-party relationships or develop our own sales force. Our ability to market our products in certain areas may depend on strategic alliances with marketing partners such as Abbott, Century and EV3. There is no guarantee we will be able to enter into distribution agreements other than the agreements with Abbott, Century and EV3 on acceptable terms or at all. Also, there can be no assurance that such agreements will be successful in developing our marketing capabilities or that we will be able to successfully develop a direct sales force.

        The terms of our distribution agreements with Abbott and Century give us the ability to terminate each of these agreements upon the payment of a fee following a change in control of Micro Therapeutics such as occurred as a result of the transaction with Micro Investment described in the section entitled "Selling Stockholder." We are currently evaluating our available alternatives with respect to each of these agreements.


WE HAVE LIMITED MANUFACTURING EXPERIENCE.

        Our experience in manufacturing our products is relatively limited. We have found it necessary to expand our manufacturing capacity in connection with our continued development and commercialization of our products. Although we have no current plans to use the proceeds from our financing transaction with Micro Investment for expansion of our manufacturing capacity, we may find such expansion necessary in the future. Development and commercialization requires additional money for facilities, tooling and equipment and for leasehold improvements. We expect that such expansion would be achieved through modified space utilization in our current leased facility, improved efficiencies, automation and acquisition of additional tooling and equipment. However, we may not be able to obtain the required funds for expansion of our manufacturing capacity. Improved efficiencies might not result from such an expansion. Any delay or inability to expand our manufacturing capacity, including obtaining the commitment of necessary capital resources, could materially adversely affect our manufacturing ability.

IF WE CANNOT OBTAIN APPROVAL FROM GOVERNMENTAL AGENCIES WE WILL BE UNABLE TO SELL OUR PRODUCTS IN SOME COUNTRIES.

        The development, testing, manufacturing and marketing of our products in the United States are regulated by the U.S. Food and Drug Administration as well as various state agencies. The Food and Drug Administration requires governmental clearance of such products before they are marketed. The process of obtaining Food and Drug Administration and other required regulatory clearances is lengthy, expensive and uncertain. Additionally, if regulatory clearance is granted, it may include significant limitations on the indicated uses for which a product may be marketed. Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, suspensions of approvals, product seizures, injunctions, recalls of products, operating restrictions and criminal prosecutions. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory approvals or requirements would have a negative impact on our business.

        Before we could offer and sell our current products in the U.S., we were required to submit information to the Food and Drug Administration in the form of a 510(k) pre-market notification in order to substantiate label claims and to demonstrate "substantial equivalence" of our products to a legally marketed Class I or II medical device or a pre-amendments Class III medical device for which the Food and Drug Administration had not called for pre-market approvals. Although we received Food and Drug Administration clearance for many of these products, we may not be able to obtain the necessary regulatory clearance for the manufacture and marketing of enhancements to our existing products or future products either in the United States or in foreign markets. We have made modifications which affect substantially all of our products covered under 510(k) clearances. We believe these modifications do not affect the safety or efficacy of the products and thus, under Food and Drug Administration guidelines, do not require the submission of new 510(k) notices. However, the Food and Drug Administration may not agree with any of our determinations that a new 510(k) notice was not required for such changes and could require us to submit a new 510(k) notice for any of the changes made to a device. If the Food and Drug Administration requires us to submit a new 510(k) notice for any device modification, we may be prohibited from marketing the modified device until the 510(k) notice is cleared by the Food and Drug Administration.


        Based on the information regarding the material composition of Onyx, we believe Onyx shall be regulated as a device. However, the Food and Drug Administration could at a later date determine that Onyx should be regulated as a drug. Such a change could significantly delay the commercial availability of Onyx and have a material adverse effect our business. Before we can commercially market Onyx in the U.S. as a device, we will be required to submit one or more pre-market approval applications to the Food and Drug Administration. This generally involves a substantially longer and less certain review process than that of a 510(k) pre-market notification. Such pre-market approval applications require human clinical testing prior to any action by the Food and Drug Administration. In March 2001, we received FDA approval to begin a pivotal clinical trial in the United States for the use of Onyx in treating 138 brain aneurysms. As of November 15, 2001, a total of 26 aneurysm cases have been treated in the trial. In April 2001, we received FDA approval to begin a pivotal trial of Onyx for the treatment of 106 arteriovenous malformations, or AVMs, in the U.S. As of November 15, 2001, a total of 27 AVM cases have been treated in the trial. Delays in receipt of, failure to receive, or loss of regulatory approvals or clearances to market our products would negatively impact our ability to market these products.


        Manufacturers of medical devices for marketing in the United States are required to adhere to applicable regulations setting forth detailed Quality System Requirements, which include development, testing, control and documentation requirements. Our manufacturing processes also are subject to stringent federal, state and local regulations governing the use, generation, manufacture, storage, handling and disposal of certain materials and wastes. Although we believe we have complied in all material respects with such laws and regulations, there are periodic inspections to ensure our compliance. It is possible we could be required to incur significant costs in the future in complying with manufacturing and environmental regulations, or we could be required to cease operations in the event of any continued failure to comply.

        In the European Union, we will be required to maintain the certifications we have obtained, which are necessary to affix the CE Mark to our applicable products. We will have to obtain additional certifications with respect to affixing the CE Mark to our new products, in order to sell them in member countries of the European Union. We have received CE Mark certifications with respect to our currently marketed peripheral blood clot therapy products, micro catheters, guidewires, balloon systems, and certain peripheral vascular, brain AVM, brain tumor and brain aneurysm embolization applications of Onyx. We anticipate obtaining certifications with respect to certain additional applications of Onyx. However, such certifications may be dependent upon successful completion of clinical studies. These clinical studies may not be successfully completed and we may not be able to obtain the required certifications. Additionally, we may not be able to maintain our existing certifications. In addition, federal, state, local and international government regulations regarding the manufacture and sale of health care products and diagnostic devices are subject to future change, and additional regulations may be adopted.

        Commercial distribution and clinical trials in most foreign countries also are subject to varying government regulations, which may delay or restrict marketing of our products.


WE ARE EXPOSED TO PRODUCT LIABILITY CLAIMS WHICH COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS.


        The nature of our business exposes us to risk from product liability claims. We currently maintain product liability insurance for our products, with limits of $30 million per occurrence and an annual aggregate maximum of $30 million. However, our insurance may not be adequate to cover future product liability claims. Additionally, we may not be able to maintain adequate product liability insurance at acceptable rates. Any losses that we may suffer from any liability claims, and the effect that any product liability litigation may have upon the reputation and marketability of our products may divert management's attention from other matters and may have a negative effect on our business.


WE ARE DEPENDENT ON SINGLE-SOURCE SUPPLIERS AND INDEPENDENT CONTRACT MANUFACTURERS WHICH PUTS US AT RISK OF INTERRUPTIONS IN OUR BUSINESS.


        We purchase some components and services used in connection with our products from third parties. Our dependence on third-party suppliers involves several risks, including limited control over pricing, availability, quality and delivery schedules. Delays in delivery or services or component shortages can cause delays in the shipment of our products. Our single-source components are generally acquired through purchase orders placed in the ordinary course of business, and we have no guaranteed supply arrangements with any of our single-source suppliers. Because of our reliance on these vendors, we may also be subject to increases in component costs. It is possible that we could experience quality control problems, supply shortages or price increases with respect to one or more of these components in the future. If we need to establish additional or replacement suppliers for some of these components, our access to the components might be delayed while we qualify such suppliers. Any quality control problems, interruptions in supply or component price increases with respect to one or more components could have a negative impact on our business.

        We rely on independent contract manufacturers to produce some of our products and components. This involves several risks, including:

        -   inadequate capacity of the manufacturer's facilities;

        -   interruptions in access to certain process technologies; and

        - reduced control over product quality, delivery schedules, manufacturing yields and costs.

        Independent manufacturers have possession of and in some cases hold title to molds for certain manufactured components of our products. Shortages of raw materials, production capacity constraints or delays by our contract manufacturers could negatively affect our ability to meet our production obligations and result in increased prices for affected parts. Any such reduction, constraint or delay may result in delays in shipments of our products or increases in the prices of components, either of which could have a material adverse effect on our business.

        We do not have supply agreements with all of our current contract manufacturers and we often utilize purchase orders, which are subject to acceptance by the supplier. An unanticipated loss of any of our contract manufacturers could cause delays in our ability to deliver our products while we identify and qualify a replacement manufacturer.


WE DEPEND UPON KEY PERSONNEL TO OPERATE OUR BUSINESS WHICH PUTS US AT RISK OF A LOSS OF EXPERTISE IF KEY PERSONNEL WERE TO LEAVE US.


        We significantly depend upon the contributions, experience and expertise of our founders, certain members of our management team and key consultants. We maintain a key-man life insurance policy in the amount of $2 million on the life of John Rush, our Chief Executive Officer. This insurance may not be adequate to cover the risk involved. Additionally, our success will depend upon our ability to attract and retain additional highly qualified management, sales, technical, clinical and consulting personnel.


OUR REVENUES COULD BE DIMINISHED IF WE CANNOT OBTAIN THIRD-PARTY REIMBURSEMENT FOR SALES OF OUR PRODUCTS.


        In the United States, health care providers such as hospitals and physicians that purchase medical devices generally rely on third-parties, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of therapeutic and diagnostic procedures. With the implementation of Medicare's Prospective Payment System for hospital inpatient care (Diagnosis Related Groups, or DRGs) in the 1980s, public and private payors began to reimburse providers on a fixed payment schedule for patients depending on the nature and severity of the illness. Many tests and procedures that would have been performed under cost-plus reimbursement formulas are subject to scrutiny and must be justified in terms of their impact on patient outcomes. As a result, there is an incentive to conduct only those tests that will optimize cost-effective care.


        We believe that health care providers will be able to obtain reimbursement based on reimbursement policies for embolization procedures currently in effect. There is no assurance, however, that these reimbursement policies will be applied by healthcare payors in all markets to procedures in which our products are used, or that these reimbursement policies, even if currently applicable, will not be changed in the future. Changes in reimbursement policies of governmental (both domestic and international) or private healthcare payors could negatively impact our business to the extent any such changes affect reimbursement for procedures in which our products are used.

OUR REVENUES COULD BE DIMINISHED IF WE ARE NOT ABLE TO EXPAND OUR INTERNATIONAL SALES.

        In the quarter and nine months ended September 30, 2001, 32% and 43%, respectively, of our revenues were derived from international sales. While revenues from any country outside the United States did not account for 10% or more of our revenues in the quarter and nine months ended September 30, 2001, sales to distributors of our products in Europe represented 21% of our revenues for the quarter ended September 30, 2001, and 32% of our revenues for the nine months then ended. We believe our future performance will be dependent in part upon our ability to increase international sales. Although the perceived demand for certain products may be lower outside the United States, we intend to continue to expand our international operations and to enter additional international markets, which will require significant management attention and financial resources. There is no guarantee, however, that we will be able to successfully expand our international sales.

Our success in international markets will depend on our ability to establish and maintain suitable strategic alliances, or establish a direct sales presence.


        International sales are subject to inherent risks, including unexpected changes in regulatory requirements, fluctuating exchange rates, difficulties in staffing and managing foreign sales and support operations, additional working capital requirements, customs, duties, tariff regulations, export license requirements, political and economic instability, potentially limited intellectual property protection and difficulties with distributors. In addition, sales and distribution of our products outside the United States are subject to extensive foreign government regulation. We have in the past avoided losses due to fluctuating exchange rates associated with international sales by selling our products in U.S. dollars. However, we have begun to sell products in local currency and anticipate expanding this practice, which would subject us to currency exchange risks.

LARGE-SCALE MARKET ACCEPTANCE OF OUR PRODUCTS WILL DEPEND ON THE AVAILABILITY AND LEVEL OF REIMBURSEMENT IN INTERNATIONAL MARKETS THAT WE TARGET.

        Reimbursement systems in international markets vary significantly by country, and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government managed health care systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government-managed systems. Obtaining reimbursement approvals in each country can require 12-18 months or longer. Any delays in obtaining, or inability to obtain, reimbursement approvals could have a material adverse effect on our business.

PROVISIONS IN OUR CHARTER DOCUMENTS, OUR STOCKHOLDER RIGHTS PLAN AND DELAWARE LAW MAY MAKE AN ACQUISITION OF US MORE DIFFICULT.

        Provisions of our Amended and Restated Certificate of Incorporation, Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to stockholders. Our Amended and Restated Certificate of Incorporation provides for 5,000,000 authorized shares of Preferred Stock, the rights, preferences and privileges of which may be fixed by our Board of Directors without any further vote or action by our stockholders. In addition, our stock option plans generally provide for the acceleration of vesting of options granted under such plans in the event of certain transactions which result in a change of control of Micro Therapeutics. Further, Section 203 of the General Corporation Law of Delaware prohibits us from engaging in certain business combinations with interested stockholders. These provisions may have the effect of delaying or preventing a change in control of Micro Therapeutics without action by our stockholders, and therefore, could materially adversely affect the price of our common stock.


        In May 1999 the Board of Directors adopted a Stockholder Rights Plan. The Stockholder Rights Plan provides each stockholder of record one right for each ordinary share of common stock of Micro Therapeutics. The rights are represented by our ordinary common stock certificates, and are not traded separately from ordinary common stock and are not exercisable. The rights will become exercisable only if, unless approved by the Board of Directors, a person acquires or announces a tender offer that would result in ownership of 20% or more of Micro Therapeutics' ordinary common shares, at which time, each right would enable the holder to buy shares of our common stock at a discount to the then market price. Micro Therapeutics may redeem the rights for $0.01 per right, subject to adjustment, at any time before the acquisition by a person or group of 20% or more of Micro Therapeutics' shares. The rights have a ten-year term. The Stockholder Rights

Plan may have the effect of delaying, deferring or preventing a change in control of our stock. This may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of the common stock.


STOCK PRICES ARE PARTICULARLY VOLATILE IN SOME MARKET SECTORS AND OUR STOCK PRICE COULD DECREASE.

        The stock market sometimes experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations can cause a decrease in the price of our common stock. Changes in the medical device industry generally may have a material adverse effect on the market price of our common stock. In addition, it is likely that during a future quarterly period, our results of operations will fail to meet the expectations of stock market analysts and investors and, in such event, our stock price could materially decrease.


        Substantial future sales of our common stock in the public market may depress our stock price and make it difficult for you to recover the full value of your investment in our shares.

        Most of our outstanding shares of common stock are freely tradable. The market price of our common stock could drop due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of common stock.


ENERGY SHORTAGES MAY ADVERSELY IMPACT OUR OPERATIONS.


        California is currently experiencing shortages of electrical power and other energy sources. This condition has periodically resulted in rolling electrical power outages (or the temporary and generally unannounced loss of the primary electrical power source). The computer and manufacturing equipment and other systems in our operating location in California are subject to shutdown in the event of a rolling electrical power outage. Currently, we do not have secondary electrical power sources to mitigate the impact of temporary or longer-term electrical outages. It is not anticipated that the power shortages will abate soon, and therefore, our operating facilities may experience brown-outs, black-outs, or other consequences of the shortage, and may be subject to usage restrictions or other energy consumption regulations that could adversely impact or disrupt our commercial manufacturing and other activities.

                                 USE OF PROCEEDS

        The proceeds from the sale of Micro Investment's common stock will belong to Micro Investment. We will not receive any proceeds from such sales.

                               SELLING STOCKHOLDER

        In connection with the private placement of shares of common stock to Micro Investment, LLC, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of our common stock we issued to Micro Investment for resale by Micro Investment, and to keep the registration statement effective until certain shares registered thereunder are sold. The registration statement of which this prospectus is a part was filed with the Securities and Exchange Commission pursuant to the Securities Purchase Agreement we entered into with Micro Investment on May 25, 2001. The following table sets forth: (1) the name of the stockholder for whom we are registering shares under this registration statement; (2) the number of shares of our common stock owned by the stockholder prior to this offering; (3) the number of shares of our common stock being offered pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be owned by the stockholder after Micro Investment sells all of the shares in this offering.

                                                                                        Shares Beneficially
                                             Shares Beneficially                            Owned After
                                              Owned Prior to the                           Completion of
                                                 Offering (1)         Common Stock          Offering (2)
                                           ------------------------   Being Offered    ----------------------
                  Selling Stockholder      Number of    Percentage     Pursuant to     Number      Percentage
                                             Shares    of Ownership  this Prospectus   of Shares   of Ownership
              ---------------------------  ----------  ------------  ----------------  ---------   ------------
              Micro Investment, LLC(3)     10,106,148     50.24%        10,106,148         0           *

        * Less than 1%

(1) To our knowledge, the number of shares of common stock which Micro Investment owned prior to this offering consists solely of those shares of common stock issued in connection with a Securities Purchase Agreement that we entered into with Micro Investment on May 25, 2001.

(2) Assumes the sale by Micro Investment of all of the shares of common stock available for resale under this prospectus.

(3) Micro Investment has not had any material relationship with us or any of our affiliates or predecessors within the past three years other than as a result of the ownership of common stock or as a result of the negotiation and the execution of the Securities Purchase Agreement described above, except as follows:


        (a) Dale A. Spencer, who is a member of our Board of Directors, owns a 1.79% membership interest in Micro Investment, but does not have voting or investment power over any shares. Mr. Spencer also individually holds options to purchase 4,000 shares of Micro Therapeutics exercisable within 60 days of November 30, 2001.

        (b) Paul Buckman, who is a member of our Board of Directors, owns a 0.89% membership interest in Micro Investment, but does not have voting or investment power over any shares. Mr. Buckman also individually holds options to purchase 4,000 shares of Micro Therapeutics exercisable within 60 days of November 30, 2001.

        (c) Elizabeth H. Weatherman, who is a member of our Board of Directors, is a general partner of Warburg, Pincus & Co., which is the sole general partner of Warburg, Pincus Equity Partners, L.P., which, including three affiliated partnerships, owns an aggregate 86.89% membership interest in Micro Investment, and may be deemed to be a beneficial owner of 9,128,540 shares of Micro Therapeutics. Ms. Weatherman is also a managing director and member of Warburg Pincus LLC, which manages Warburg, Pincus Equity Partners, L.P. Ms. Weatherman disclaims beneficial ownership of all shares of Micro Therapeutics which may be deemed to be beneficially owned by Warburg, Pincus Equity Partners, L.P., Warburg, Pincus & Co., or Warburg Pincus LLC. Ms. Weatherman also individually holds options to purchase 4,000 shares of Micro Therapeutics exercisable within 60 days of November 30, 2001.

        (d) Richard B. Emmitt, who is a member of our Board of Directors, is a general partner of The Vertical Group, L.P., which is the sole general partner of Vertical Fund Associates, L.P. and Vertical Life Sciences L.P., which own an aggregate 9.67% membership interest in Micro Investment and may be deemed to be a beneficial owner of 977,608 shares of Micro Therapeutics. Mr. Emmitt disclaims beneficial ownership of all shares which may be deemed to be beneficially owned by Vertical Fund Associates, L.P. or Vertical Life Sciences L.P. Mr. Emmitt also individually holds options to purchase 4,000 shares of Micro Therapeutics exercisable within 60 days of November 30, 2001.

                              PLAN OF DISTRIBUTION

        The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by Micro Investment, or its donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. Micro Investment will act independently of us in making decisions with respect to the timing, manner and size of each sale. All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on The Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by Micro Investment.

        We will not receive any part of the proceeds from the sale of common stock. Micro Investment and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act, in which event commissions received by such intermediaries may be deemed to be underwriting commissions under the Securities Act. We will pay all expenses of the registration of securities covered by this prospectus. Micro Investment will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes. Micro Investment may, in the future, also sell the shares of common stock offered pursuant to this prospectus in accordance with Rule 144 under the Securities Act, or other available exemption, rather than pursuant to this prospectus.

                                  LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed on by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                     EXPERTS


        The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2000 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Micro Therapeutics' ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               RECENT DEVELOPMENTS

GOVERNMENTAL APPROVALS.

        On March 28, 2001, we announced that we had received FDA approval to initiate a 15-site, 138-patient pivotal trial of the Onyx Liquid Embolic System for the treatment of brain aneurysms. This trial will mark the first randomized, direct comparison of Onyx to detachable coils, the only other existing interventional treatment for aneurysms. The study will consist of two, equal-sized patient groups, one group to be treated with Onyx and the other to be treated with detachable coils.

We anticipate full enrollment of the 138 patients to take approximately one year with an additional six months needed for the accumulation of required case follow-up data. We anticipate filing a pre-market approval application with the Food and Drug Administration in the second half of 2002, and expect Food and Drug Administration review of the application to take about one year. Onyx has already been used in 81 brain aneurysm cases worldwide.

        Likewise, on April 11, 2001, we announced that we had received Food and Drug Administration approval to initiate a 15-site, 106 patient pivotal trial of the Onyx Liquid Embolic System for the treatment of neuro arterio-venous malformations. This trial will mark the first randomized, direct comparison of Onyx to cyamberylate glue for arterio-venous malformations. The study will consist of two, equal-sized patient groups, one group to be treated with Onyx and the other to be treated with glue. We anticipate full enrollment of the 106 patients to take approximately one year with an additional six months needed for accumulation of required case follow-up data. We anticipate filing a pre-market approval application with the Food and Drug Administration in the second half of 2002, and expect Food and Drug Administration review of the application to take about one year. Onyx has already been used in 650 arterio-venous malformation procedures worldwide.

NASDAQ CONTINUED LISTING REQUIREMENTS.

        On April 5, 2001 we received correspondence from Nasdaq expressing concern that we may not be able to sustain compliance with the continued listing requirements of The Nasdaq National Market, in light of the "going concern" opinion of our independent auditor, PricewaterhouseCoopers LLP, set forth in our Form 10-KSB for the fiscal year ended December 31, 2000. We received additional correspondence from Nasdaq on April 24, 2001, indicating that our market capitalization had fallen below the $50 Million minimum required under Nasdaq Marketplace Rule 4450(b)(1)(A), for 10 consecutive trading days. On June 11, 2001, Nasdaq notified us that we had regained compliance, as of that date, with the continued listing requirements of The Nasdaq National Market. We continue to be in compliance with the continued listing requirements of The Nasdaq National Market as of November 29, 2001.

EUROPEAN DISTRIBUTION.

        On September 14, 2001, Micro Therapeutics and Guidant Corporation signed a termination agreement, terminating the distribution agreement by and between Micro Therapeutics and Guidant dated November 17, 1997. Under the terms of the termination agreement, the distribution agreement and Guidant's European distributorship of our products will terminate on December 31, 2001. The termination agreement provides for Guidant and Micro Therapeutics to cooperate in transitioning European sales and distribution duties with respect to Micro Therapeutics' embolization product lines, including Onyx, to a direct sales force in Europe that we intend to establish. Pursuant to the termination of the distribution agreement, we will pay Guidant a termination fee which we estimate will be approximately $3,100,000 to $4,000,000, subject to the volume of Guidant's sales of our products through December 31, 2001. However, in no event will the termination fee be less than $2,328,000, which is the approximate calculated amount of the termination fee accrued from January 1, 2001 through September 30, 2001. Additionally, pursuant to the termination of the distribution agreement, we have repaid Guidant all outstanding principal and unpaid interest due under promissory notes we previously issued to Guidant.

        On November 16, 2001, we signed an agreement with EV3 International, Inc. Under the terms of the agreement, EV3 International will provide product promotion, inventory management, accounting, invoicing, collection and administrative services in certain countries outside the U.S. and Canada where we have no existing third-party distributor for our products, and distributor management services in certain countries outside the U.S. and Canada where we have an existing third-party distributor for our products. All the countries currently included in the territory covered by our distribution agreement with Guidant are included in our agreement with EV3 International. EV3 International is a newly-formed company, and is assembling the resources needed to provide the services to us called for by the agreement. Stockholders owning a majority of the common stock of EV3 International are members of Micro Investment, our majority stockholder.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a Registration Statement on Form S-3, including amendments thereto, relating to the common stock offered hereby, with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, reference is made to such Registration Statement, exhibits and schedules.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements, other information and a copy of the Registration Statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the Securities and Exchange Commission, at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Registration Statement and the reports, proxy statements and other information filed by us are also available through the Securities and Exchange Commission's website on the World Wide Web at the following address: http://www.sec.gov.

                           INCORPORATION BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

        We hereby incorporate by reference the following documents:

        1. our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001 and as amended on Form 10-KSB/A, filed with the SEC on April 26, 2001;

        2. our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001;

        3. our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, filed with the SEC on August 14, 2001;


        4. our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, filed with the SEC on November 19, 2001;

        5.     our Current Report on Form 8-K, filed with the SEC on June 7,
               2001;

        6.     our Current Report on Form 8-K, filed with the SEC on August 1,
               2001;


        7.     our Current Report on Form 8-K, filed with the SEC on October 12,
               2001;

        8. the description of our capital stock contained in our Registration Statement on Form 8-A12G, filed with the SEC on June 3,1999;

        9. the description of our capital stock contained in our Registration Statement on Form 8-A12G, filed with the SEC on January 21, 1997; and

       10. all other reports filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering.


        You may request a copy of these filings, at no cost, by writing or calling us at Micro Therapeutics, 2 Goodyear, Irvine, California 92618, telephone number (949) 837-3700, Attention: Harold A. Hurwitz.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

        As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation eliminates the liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law. We also carry directors and officers liability insurance.

        Our Amended and Restated Certificate of Incorporation provides that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. Our Bylaws provide for a similar indemnity to directors and officers to the fullest extent authorized by the Delaware General Corporation Law.

        Our Amended and Restated Certificate of Incorporation also gives us the ability to enter into indemnification agreements with each of our directors and officers. We have entered into indemnification agreements with each of our directors and officers which provide for the indemnification of such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Micro Therapeutics pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee. All of the amounts shown will be paid by Micro Therapeutics.


                                                                     TO BE PAID BY
                                                                   MICRO THERAPEUTICS
                                                                   ------------------
         Securities and Exchange Commission registration fee...         $13,341
         Nasdaq National Market listing fee....................         $41,500
         Legal fees and expenses...............................         $ 5,000
         Accounting fees and expenses..........................         $ 5,000
         Printing expenses.....................................         $ 5,000
         Transfer agent fees...................................         $ 2,000
         Federal taxes.........................................         $   --
         State taxes...........................................         $   --
         Miscellaneous expenses................................         $ 3,000
                                                                        -------
                 Total.........................................         $74,841
                                                                        =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        (a) As permitted by Delaware law, our Amended and Restated Certificate of Incorporation eliminates the liability of directors to Micro Therapeutics or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by Delaware law. We also carry directors and officers liability insurance.

        (b) Our Amended and Restated Certificate of Incorporation provides that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was its director or officer against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the maximum extent authorized by Delaware law. Our Bylaws provide for a similar indemnity to its directors and officers to the fullest extent authorized by Delaware law.

        (c) Our Amended and Restated Certificate of Incorporation also gives us the ability to enter into indemnification agreements with each of our directors and officers. We have entered into indemnification agreements with each of our directors and officers which provide for the indemnification of our directors and officers against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

ITEM 16. EXHIBITS


   EXHIBIT NUMBER     DESCRIPTION
   --------------     -----------
       3.1.1          Amended and Restated Certificate of Incorporation of Micro
                      Therapeutics, as currently in effect. (Incorporated by
                      reference to Exhibit 3.1.1 of Micro Therapeutics'
                      Quarterly Report on Form 10-QSB for the quarterly period
                      ended June 30, 2001, as filed with the Securities and
                      Exchange Commission on July 14, 2001).

       3.2.1 Bylaws of Micro Therapeutics, as amended and currently in effect.*

       4.1            Stockholder Rights Plan. (Incorporated by reference to
                      Exhibit 1 of Micro Therapeutics' Form 8-A/12G as filed with the Securities and Exchange Commission on June 3,
                      1999).

       5.1            Opinion of Stradling Yocca Carlson & Rauth.

       23.1           Consent of PricewaterhouseCoopers LLP.

       23.2           Consent of Stradling Yocca Carlson & Rauth (see Exhibit
                      5.1).

       24.1           Power of Attorney.*



       * Previously filed.



ITEM 17. UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Micro Therapeutics pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Micro Therapeutics in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


        (a) Micro Therapeutics hereby undertakes:

        (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

            (iii) include any additional or changed material information on the plan of distribution.

        (2) For purposes of determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering.

        (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (4) For purposes of determining any liability under the Securities Act of 1933, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Micro Therapeutics pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act of 1933 as part of this Registration Statement as of the time it was declared effective.

        (5) For purposes of determining any liability under the Securities Act of 1933, to treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.


        (b) Micro Therapeutics hereby undertakes, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 3rd day of December, 2001.


                                      MICRO THERAPEUTICS, INC.


                                      By:    /s/  John B. Rush
                                             -----------------------------------
                                             John B. Rush
                                             President, Chief Executive Officer
                                             and Director


        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


             Signature                                  Title                        Date
             ---------                                  -----                        ----
/s/  John B. Rush                      President, Chief Executive Officer      December 3, 2001
-----------------------------          and Director
John B. Rush                           (Principal Executive Officer)


/s/  Harold A. Hurwitz                 Chief Financial Officer                 December 3, 2001
-----------------------------          (Principal Financial Officer and
Harold A. Hurwitz                      Principal Accounting Officer)


        *                              Chairman of the Board of Directors      December 3, 2001
-----------------------------
George B. Wallace


         *                             Director                                December 3, 2001
-----------------------------
Kim Blickenstaff


         *                             Director                                December 3, 2001
-----------------------------
Dale A. Spencer

         *                             Director                                December 3, 2001
-----------------------------
Elizabeth H. Weatherman


         *                             Director                                December 3, 2001
-----------------------------
Richard B. Emmitt


         *                             Director                                December 3, 2001
-----------------------------
Paul Buckman


*By: /s/  Harold A. Hurwitz            *Pursuant to Power                      December 3, 2001
     ------------------------           of Attorney dated
     Harold A. Hurwitz                  August 28, 2001
     Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit                                                                                   Sequential
Number        Description                                                                 Page Number
-------       -----------                                                                 ------------
3.1.1         Amended and Restated Certificate of Incorporation of Micro                    ________
              Therapeutics, as currently in effect. (Incorporated by reference to Exhibit 3.1.1 of Micro Therapeutics' Quarterly Report on Form
              10-QSB for the quarterly period ended June 30, 2001, as filed with the Securities and Exchange Commission on July 14, 2001).

3.2.1         Bylaws of Micro Therapeutics, as amended and currently in                     ________
              effect.*

4.1           Stockholder Rights Plan. (Incorporated by reference to                        ________
              Exhibit 1 of Micro Therapeutics' Form 8-A/12G as filed with the Securities and Exchange Commission on June 3, 1999).

5.1           Opinion of Stradling Yocca Carlson & Rauth, a Professional                  See attached
              Corporation.

23.1          Consent of PricewaterhouseCoopers LLP, independent                          See attached
              accountants.

23.2          Consent of Stradling Yocca Carlson & Rauth, a Professional                    ________
              Corporation (included in the Opinion filed as Exhibit 5.1).
24.1          Power of Attorney *.                                                          ________



* Previously filed.